As filed with the Securities and Exchange Commission on September 9, 2021

Registration No. 333-219799

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BSQUARE CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1650880
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1415 Western Ave, Suite 700,

Seattle, WA 98101

(Address of Principal Executive Offices)

FOURTH AMENDED AND RESTATED STOCK PLAN

(Full title of the plan)

Ralph C. Derrickson

President and Chief Executive Officer

1415 Western Ave, Suite 700

Seattle, WA, 98101

(425) 519-5900

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Andrew Ledbetter

DLA Piper LLP (US)

701 5th Ave Ste 7000

Seattle, WA 98104

(206) 839-4845

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Bsquare Corporation (the “Company”) is filing this post-effective amendment to deregister unsold shares of the Company’s common stock that were registered under the Registration Statement on Form S-8 filed on August 8, 2017 (Registration No. 333-219799) (the “Registration Statement”) for issuance pursuant to the Fourth Amended and Restated Stock Plan (the “Current Stock Plan”). The Company has adopted a new equity incentive plan to replace the Current Stock Plan. The 888,430 shares deregistered by this Post-Effective Amendment No. 1 may be re-registered by means of a registration statement on Form S-8 for another plan in the future, and the associated registration fee will be carried forward and applied to the total filing fee due for a subsequent registration statement. Please note, however, that shares remain subject to outstanding awards previously granted under the Current Stock Plan and consequently, the registration statement will remain in effect to cover the potential exercise or issuance of shares with respect to outstanding awards under the Current Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Seattle, State of Washington on September 9, 2021.

Bsquare Corporation

By:	/s/ Ralph C. Derrickson
Ralph C. Derrickson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ralph C. Derrickson and Christopher Wheaton, and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all Amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ralph C. Derrickson	President and Chief Executive Officer and Director	September 9, 2021
Ralph C. Derrickson	(Principal Executive Officer)

/s/ Christopher Wheaton	Chief Financial Officer, Chief Operating Officer, Secretary	September 9, 2021
Christopher Wheaton	and Treasurer (Principal Financial and Accounting Officer)

/s/ Robert J. Chamberlain	Director	September 9, 2021
Robert J. Chamberlain

/s/ Ryan Vardeman	Director	September 9, 2021
Ryan Vardeman

/s/ Davin W. Cushman	Director	September 9, 2021
Davin W. Cushman

/s/ Mary Jesse	Director	September 9, 2021
Mary Jesse